EXHIBIT 3.1

                              IN THE OFFICE OF THE
                            SECRTARY OF STATE OF THE
                                 STATE OF NEVADA

ARTICLES OF INCORPORATION
    FEB 10 1995                       OF
    No. 2325-95


CRYOGENIC SOLUTIONS, INC.

DAN HELLER SEC. OF STATE


            The name of this corporation is:

                           CRYOGENIC SOLUTIONS, INC.

            SECOND: Its principal office in the State of Nevada is located at 530 South Fourth Street, Las Vegas, Nevada, 89101. The name and address of its resident agent is Corporation Service Company, at the above address.

            THIRD: The nature of the business or objects or purposes proposed may be organized under the General Corporation Law of the State of Nevada;

            To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

            FOURTH: The total authorized capital stock of the corporation is Five Million (5,000,000) Shares With A Par Value of One Cent ($.O1).

            FIFTH: The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the by-laws of this corporation, provided that the number of directors shall not be reduced less than one unless there is less than one stockholder.

    The name and post office address of the first board of directors, which shall be one in number, is as follows:

           NAME                        POST OFFICE ADDRESS
      -------------               ---------------------------------
      Howard Turney               7115 West Tidwell Road, Suite 100
                                  Houston, TX 77092

            SIXTH: The capital stock, after the amount of the
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    subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

            SEVENTH: The name and post office address of the incorporator signing the articles of incorporation is as follows:

           NAME                     POST OFFICE ADDRESS
      -------------               -------------------------
      Lamont W. Jones             1013 Centre Road
                                  Wilmington, DE 19805

            EIGHTH: The corporation is to have perpetual existence.

            NINTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized, subject to the by-laws, if any, adopted by the shareholders, to make, alter or amend the by-laws of the corporation.

            TENTH: Meetings of stockholders may be held outside of the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

            ELEVENTH: This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein are granted subject to this reservation.

           I, THE UNDERSIGNED, being the sole incorporator herein before named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this first day of February, A.D. 1995.

                                         Lamont W. Jones, Incorporator